Exhibit 99.1

NEWS RELEASE

Investor Contact:

Mitchell A. Derenzo

Executive Vice President and

Chief Financial Officer

American River Bankshares

916-231-6723

Media Contact:

Erica Dias

Vice President, Marketing

American River Bankshares

916-231-6717

American River Bank Announces Leadership Change

SACRAMENTO, Calif, Oct. 27, 2017 – American River Bank and American River Bankshares [NASDAQ-GS: AMRB] today announced that David Taber, who has served American River Bank as Chief Executive Officer since 2004, is stepping down from his post. Taber has held leadership positions with American River Bank since 1985, serving on the boards of both the Bank and its parent company, American River Bankshares.

“We are grateful to David for his longstanding tenure and service,” said Charles Fite, chair of American River Bank’s board of directors. “David has demonstrated a strong commitment to the Bank, our employees, our clients and shareholders.”

The Bank’s board of directors is excited to announce that David Ritchie has been hired as the new President and CEO. Ritchie is leaving his current position as Regional Manager and Senior Vice President for US Bank’s commercial banking office in Southern California. Ritchie’s move marks a return to Sacramento, where he once held leadership positions with Wells Fargo in its real estate and commercial banking operations.

“We are delighted to bring David’s financial services experience, talent and leadership to American River Bank,” Fite said. “David knows the Sacramento region well, and our clients and employees will benefit from his leadership as the bank moves to greater levels of growth and performance.”

Ritchie was extensively involved with the community during his earlier years in Sacramento, having served on the boards of the Make-A-Wish Foundation and Pride Industries.

About American River Bankshares
American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (916) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements
 Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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